Exhibit 8.1

January 4, 2022

SilverBox Engaged Merger Corp I

1250 S. Capital of Texas Highway
Building 2, Suite 285
Austin, TX 78746

Ladies and Gentlemen:

We have acted as United States tax counsel to SilverBox Engaged Merger Corp I, a Delaware corporation (“SilverBox”), in connection with the Business Combination Agreement, dated as of November 2, 2021 (as amended through the date hereof, the “BCA”), by and among SilverBox, BRC Inc., a Delaware corporation and wholly owned subsidiary of SilverBox (“PubCo”), SBEA Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of PubCo (“Merger Sub 1”), BRCC Blocker Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of SilverBox, Authentic Brands LLC, a Delaware limited liability company (“Authentic Brands”), and Grand Opal Investment Holdings, Inc., a Delaware corporation and holder of equity interests in Authentic Brands, pursuant to which, among other things, SilverBox will merge with and into Merger Sub 1, with Merger Sub 1 surviving as a direct wholly owned subsidiary of PubCo (the “SilverBox Merger”). Capitalized terms used but not otherwise defined herein shall have the meaning given to them in the Registration Statement (as defined below).

This opinion is being delivered in connection with the Registration Statement on Form S-4 (Registration No. 333-260942) (as amended through the date hereof, the “Registration Statement”) initially filed by PubCo on November 10, 2021.

You have requested our opinion concerning the discussion set forth in the section entitled “Material U.S. Federal Income Tax Considerations of the SilverBox Merger — F Reorganization” in the Registration Statement.  In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations, covenants and warranties contained in (i) the BCA (including any exhibits and schedules thereto), (ii) the Registration Statement, (iii) the respective tax representation letters of SilverBox, PubCo, and Merger Sub 1, each dated as of the date hereof and delivered to us for purposes of this opinion (the “Representation Letters”) and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

In addition, we have assumed, with your consent, that:

1.            Original documents (including signatures) are authentic, and documents submitted to us as copies conform to the original documents, and there has been (or will be by the SilverBox Merger Effective Time) execution and delivery of all documents where execution and delivery are prerequisites to the effectiveness thereof;

January 4, 2022

2.            The SilverBox Merger will be consummated in the manner contemplated by, and in accordance with the provisions of, the BCA and Registration Statement, and the SilverBox Merger will be effective under the laws of the State of Delaware;

3.            All factual statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct in all respects and will remain true, complete and correct in all respects up to and including the SilverBox Merger Effective Time, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions or representations or which make any such factual statements, descriptions or representations untrue, incomplete or incorrect at the SilverBox Merger Effective Time;

4.            Any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified or that are based upon any person’s “belief,” “expectation,” or similar qualification are true, complete and correct in all respects and will continue to be true, complete and correct in all respects at all times up to and including the SilverBox Merger Effective Time, in each case without such qualification; and

5.            The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the BCA and Registration Statement.

Based upon the foregoing, we confirm that the statements set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Considerations of the SilverBox Merger — F Reorganization,” insofar as they address the material U.S. federal income tax considerations of the SilverBox Merger to U.S. holders of Public Shares that exchange their Public Shares in the SilverBox Merger for PubCo Common Stock and U.S. holders of Public Warrants that exchange their Public Warrants in the SilverBox Merger for PubCo Warrants, and discuss matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, and except to the extent stated otherwise therein, are our opinion, subject to the assumptions, qualifications and limitations stated herein and therein.

In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

1.            This opinion represents our best judgment regarding the application of U.S. federal income tax laws arising under the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings and procedures, but does not address all of the U.S. federal income tax consequences of the SilverBox Merger. We express no opinion as to U.S. federal, state, local, foreign, or other tax consequences, other than as set forth herein. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the validity of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws.

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2.            No opinion is expressed as to any transaction other than the SilverBox Merger as described in the BCA or to any matter whatsoever, including the SilverBox Merger, if, to the extent relevant to our opinion, either all the transactions described in the BCA are not consummated in accordance with the terms of the BCA and without waiver or breach of any provisions thereof or all of the factual statements, representations, warranties and assumptions upon which we have relied, including in the Registration Statement and the Representation Letters, are not true and accurate at all relevant times.

This opinion is furnished to you solely for use in connection with the Registration Statement. This opinion is based on facts and circumstances existing on the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission thereunder.

Very truly yours,

PAUL HASTINGS LLP